Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Prospect Medical Holdings, Inc.		The Equity Group Inc.
Linda Hodges, Executive Vice President		Devin Sullivan
(310) 337-4170		(212) 836-9608
Linda.hodges@prospectmedical.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

PROSPECT MEDICAL HOLDINGS CLOSES ACQUISITION OF PROMED HEALTHCARE FOR $48.0 MILLION

Culver City, CA — June 4, 2007 — Prospect Medical Holdings, Inc. (AMEX: PZZ) (“Prospect”), which manages the medical care of HMO enrollees in Southern California, today announced that it has completed its previously announced acquisition of ProMed Health Care for cash consideration of $41.0 million and shares of Prospect common stock valued at approximately $7.0 million.

Bank of America provided $53.0 million of financing to Prospect for the acquisition, which was comprised of a $48.0 million term loan, with an initial interest rate of prime plus 0.75%,  and a $5.0 million revolving credit facility, with an initial interest rate of prime plus 0.25%.  The term loan was used to fund the cash portion of the ProMed acquisition and to repay the remaining approximately $7.5 million balance on Prospect’s existing credit facility with GMAC Health Capital.

As a result of the acquisition, Prospect is now the sixth-largest IPA in the state of California.  Prospect now serves approximately 250,000 HMO enrollees, nearly 24,000 of whom are Seniors, through a network of 13 affiliated IPAs comprised of approximately 9,000 primary care and specialist physicians.  The acquisition is expected to be immediately accretive to earnings. For its fiscal year ended September 30, 2006, ProMed generated revenues of approximately $90.0 million and operating income of approximately $9.0 million.

Dr. Jeereddi Prasad, M.D., ProMed’s Chairman, has joined Prospect’s Board of Directors, increasing Board membership to seven.  Dr. Prasad and other members of ProMed’s management have also entered into multi-year employment agreements with Prospect.

Dr. Jack Terner, M.D., Chairman and Chief Executive Officer of Prospect, commented, “We are optimistic about the benefits that this acquisition will produce for patients, payors, and physicians in our operating territories.  We are also confident that we can leverage this business platform to drive further efficiencies, future growth, and enhanced shareholder value.”

Dr. Prasad stated, “We believe that this combination will allow Prospect and ProMed to advance our shared goal of providing the highest standard of care to HMO enrollees in Southern California.”

Prospect Medical Holdings, Inc.
June 1, 2007

ABOUT THE COMPANY

Prospect Medical Holdings manages the medical care of individuals enrolled in HMO plans in Southern California.  The Company, through its Independent Physician Associations (“IPAs”), contracts with health care professionals to provide a full range of services to HMO enrollees.  Prospect has historically not acquired bricks and mortar, but rather the medical management of the lives serviced by the acquired IPAs. Services provided by Prospect include contract negotiations, physician recruiting and credentialing, HR, claims administration, financial services, provider relations, case management, quality assurance, data collection and MIS.

This press release contains forward-looking statements. Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission, or otherwise. Statements contained herein that are not historical facts are forward-looking statements. Investors are cautioned that forward-looking statements, including the statements regarding anticipated or expected results, and the future introduction of new products, involve risks and uncertainties which may affect the Company’s business and prospects, including those outlined in the Company’s Form 10-K filed on December 28, 2006, Form 10-Q filed on May 15, 2007, and Form 8-K filed on May 22, 2007.   Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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